CONTACT:	Debra L. Jensen Chief Financial Officer

TELEPHONE:	(310) 638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Extraordinary Dividend

LOS ANGELES, CA, October 27, 2004 — ARDEN GROUP, INC. (Nasdaq—ARDNA) announced that on October 25, 2004, its Board of Directors declared an extraordinary dividend of $20 per share on its Class A Common Stock and $18 per share on its Class B Common Stock. The dividend will be paid on December 16, 2004 to shareholders of record on November 15, 2004.

Bernard Briskin, Chief Executive Officer and Chairman of the Board, stated, “The Board of Directors of Arden Group, Inc. had concluded that in view of the Company’s strong financial statement including its cash, marketable securities and positive cash flow that Arden would have adequate funds after the extraordinary dividend to meet anticipated capital requirements including new stores and the remodel of existing stores.”

Mr. Briskin is the beneficial owner of 1,362,496 shares of the Company’s Class B Common Stock, representing approximately 99.93% of the outstanding Class B Common Stock (a portion of which is also beneficially owned by his spouse). Mr. Briskin and his spouse have stated that they are considering converting all or a portion of their Class B Common Stock to Class A Common Stock prior to the November 15, 2004 record date for the extraordinary dividend. The conversion would be made pursuant to the conversion rights set forth in the Company’s charter as amended in 1988. Based upon the number of Class B shares presently outstanding, in the event that Mr. Briskin and his spouse convert in excess of 881,856 shares of their Class B Common Stock into Class A Common Stock, the balance of the outstanding Class B Common Stock held by Mr. Briskin and all other holders of Class B Common Stock will automatically, without any action by the remaining holders of Class B Common Stock, convert to Class A Common Stock pursuant to the Company’s charter. If all Class B shares are converted to Class A shares, the extraordinary dividend will total $67,665,040.

The holders of Class B shares have 10 votes for each share held, elect 5 of the authorized 7 directors and receive per share 90% of any dividend otherwise payable to the holders of Class A shares. Upon conversion of all Class B shares to Class A shares, the Company would have only one class of outstanding common stock with all holders having the same rights.

The Board also approved making adjustments to all outstanding stock appreciation rights to account for the effect that the extraordinary dividend will have on the Company’s share price.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

The foregoing press release contains forward-looking statements which are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of various factors, including the economic condition in Southern California, competition from other grocers, the impact of uninsured losses and Mr. Briskin’s decision as to whether to convert the shares of Class B Common Stock of which he is the beneficial owner. For further information concerning risks and uncertainties associated with the Company and its business, see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10K for the year ended January 3, 2004 and Quarterly Report on Form 10Q for the quarter ended July 3, 2004.